Exhibit 21

                          SUBSIDIARIES OF CANDIE'S INC.



Bright Star Footwear LLC
  a New Jersey limited liability company

Candie's Galleria, Inc.
   a New York corporation

Candie's Online LLC
   a New York limited liability company

IP Holdings and Management Corporation
    A Delaware corporation

IP Holdings, LLC
    A Delaware limited liability company

IP Management, LLC
     A Delaware limited liability company

Licensing Acquisition Corp.
   a Delaware corporation

Michael Caruso & Co., Inc.
   a California corporation

Naxford Trading S.A.
   a Uruguay corporation

Ponca, Ltd. (inactive)
   a Hong Kong corporation

Showroom Holding Co., Inc.
   a New York corporation

Unzipped Apparel LLC
   a Delaware limited liability company

Yulong Company Limited
   a British Virgin Islands corporation